                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to (S) 240.14a-12

                             SCHOOL SPECIALTY, INC.
                (Name of Registrant as Specified In Its Charter)


   --------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------

     (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

         ------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

         ------------------------------------------------------------

    (3)  Filing Party:

         ------------------------------------------------------------

    (4)  Date Filed:

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

                            SCHOOL SPECIALTY, INC.
                              W6316 Design Drive
                             Greenville, WI 54942

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                August 27, 2002

To the Shareholders of School Specialty, Inc.:

   The 2002 Annual Meeting of Shareholders of School Specialty, Inc. will be held at the Radisson Paper Valley Hotel, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, August 27, 2002 at 10:00 a.m. Central Time for the following purposes:

   (1) To elect two directors to serve until the 2005 Annual Meeting of Shareholders as Class I directors;

   (2) To approve School Specialty's 2002 Stock Incentive Plan;

   (3) To ratify the appointment of Deloitte & Touche LLP as School Specialty's independent auditors for fiscal 2003; and

   (4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

   Shareholders of record at the close of business on July 8, 2002 are entitled to receive notice of and to vote at the Annual Meeting.

   All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone vote. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors

                                          Joseph F. Franzoi IV, Secretary

July 26, 2002

                            SCHOOL SPECIALTY, INC.
                              W6316 Design Drive
                          Greenville, Wisconsin 54942

                                 July 26, 2002

                                Proxy Statement

   Unless the context requires otherwise, all references to "School Specialty," "we" or "our" refers to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday in April in each year. In this proxy statement, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 27, 2002 is referred to as "fiscal 2002").

   This Proxy Statement is furnished by the Board of Directors of School Specialty for the solicitation of proxies from the holders of our common stock, $0.001 par value (the "Common Stock"), in connection with the Annual Meeting of Shareholders to be held at the Radisson Paper Valley Hotel, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, August 27, 2002 at 10:00 a.m. Central Time, and at any adjournment or postponement thereof (the "Annual Meeting"). It is expected that the Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report to Shareholders for fiscal 2002, will be mailed to shareholders starting on or about July 26, 2002.

   Shareholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided or by calling the toll-free telephone number listed on the proxy card. If you submit a signed proxy card or vote by telephone, you may still attend the Annual Meeting and vote in person. Any shareholder giving a proxy may revoke it before it is voted by submitting to School Specialty's Secretary a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a shareholder who has voted by proxy does not itself revoke that proxy unless the shareholder attending the Annual Meeting files a written notice of revocation of the proxy with School Specialty's Secretary at any time prior to voting.

   Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted as follows:

  . FOR the election of each of the individuals nominated to serve as Class I directors,

  .   FOR approval of School Specialty's 2002 Stock Incentive Plan, and

  .   FOR ratification of the appointment of the independent auditors.

   The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

   The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain shareholders by telephone or other electronic means.

   Only shareholders of record at the close of business on July 8, 2002 (the "Record Date") are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had 18,234,015 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

   Under Wisconsin law and School Specialty's By-Laws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the election of directors, "withhold authority" or, with respect to any other proposals, "abstain," will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

   With respect to the vote required to approve the various proposals at the Annual Meeting, the following rules apply:

  . Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote. In other words, the two nominees who receive the largest number of votes will be elected as directors. In the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

  . Under Nasdaq and tax rules, approval of School Specialty's 2002 Stock Incentive Plan requires that a majority of the votes cast be voted to approve the plan. Abstentions count as votes cast and therefore will have the effect of a vote against this proposal. Broker non-votes will not be counted as votes cast and therefore will have no effect on the approval of this proposal.

  . Ratification of the appointment of the independent auditors requires that the votes cast in favor of ratification exceed the votes cast opposing the ratification. Abstentions and broker non-votes will therefore have no effect on the approval of this proposal.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information as of July 8, 2002 regarding the beneficial ownership of shares of Common Stock by each of our directors, the executive officers named in the summary compensation table (the "Named Officers"), all of our directors and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

                       Name and Address                         Amount and Nature of       Percent of
                      of Beneficial Owner                       Beneficial Ownership Outstanding Shares (8)
                      -------------------                       -------------------- ----------------------
Daniel P. Spalding (1)(2)......................................        395,935                2.1%
David J. Vander Zanden (1).....................................        351,019                1.9%
Mary M. Kabacinski (1).........................................         78,537                  *
A. Brent Pulsipher (1).........................................         18,750                  *
Donald J. Noskowiak (1)........................................         41,447                  *
Leo C. McKenna (1).............................................         29,739                  *
Jonathan J. Ledecky (1)........................................        922,579                4.8%
Jerome M. Pool (1).............................................         19,500                  *
Rochelle Lamm (1)..............................................         23,672                  *
All executive officers and directors as a group (9 persons) (1)      1,881,178                9.4%

Palisade Capital Management, L.L.C. (3)
 One Bridge Plaza, Suite 695
 Fort Lee, New Jersey 07024....................................      1,447,000                7.9%

RS Investment Management Co. LLC (4)
 388 Market Street, Suite 200
 San Francisco, California 94111...............................      1,434,850                7.9%

Capital Research and Management Company (5)
SMALLCAP World Fund, Inc.
 333 South Hope Street
 Los Angeles, California 90871.................................      1,339,800                7.3%

T. Rowe Price Associates, Inc (6)
T. Rowe Price New Horizons Fund, Inc.
 100 East Pratt Street
 Baltimore, Maryland 21202.....................................      1,149,076                6.3%

J.P. Morgan Chase & Co. (7)
 270 Park Avenue
 New York, New York 10017......................................        957,960                5.3%

--------
*  Less than 1% of the outstanding Common Stock.

(1) Share amounts include options granted under our 1998 Stock Incentive Plan which are currently exercisable, or exercisable within 60 days after the Record Date, in the amount of 283,570 held by the Estate of Daniel P. Spalding and/or his surviving spouse, 301,019 for Mr. Vander Zanden, 68,250 for Ms. Kabacinski, 18,750 for Mr. Pulsipher, 41,203 for Mr. Noskowiak, 23,500 for Mr. McKenna, 922,579 for Mr. Ledecky, 18,500 for Mr. Pool, 23,500 for Ms. Lamm, and 1,700,871 for all executive officers and directors as a group.

(2) Mr. Spalding died on March 8, 2002. The shares listed for Mr. Spalding are owned by the Estate of Daniel P. Spalding and/or his surviving spouse.

(3) Palisade Capital Management, L.L.C. filed an amended Schedule 13G with the Securities and Exchange Commission ("SEC") reporting that it had, as of December 31, 2001, sole voting and dispositive power over 1,447,000 shares of Common Stock.

(4) RS Investment Management Co. LLC filed a Schedule 13G with the SEC reporting that it had, as of December 31, 2001, shared voting and dispositive power over 1,434,850 shares of Common Stock.

(5) Capital Research and Management Company and SMALLCAP World Fund, Inc. have jointly filed an amended Schedule 13G with the SEC reporting that, as of December 31, 2001, SMALLCAP World Fund, Inc. had sole voting power over 1,027,000 shares of Common Stock and Capital Research and Management Company had sole dispositive power over 1,339,800 shares of Common Stock.

(6) T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. have jointly filed an amended Schedule 13G with the SEC reporting that they had, as of December 31, 2001, sole voting power over 71,000 and 1,000,000 shares, respectively, of Common Stock and T. Rowe Price Associates, Inc. had sole dispositive power over 1,149,076 shares of Common Stock.

(7) J.P. Morgan Chase & Co. filed a Schedule 13G with the SEC reporting that it had, as of December 31, 2001, sole voting power over 659,924 shares of Common Stock, sole dispositive power over 957,120 shares of Common Stock and shared dispositive power over 840 shares of Common Stock.

(8) Based on 18,234,015 shares of Common Stock outstanding as of the Record
    Date.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

   School Specialty's directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class I expires at the Annual Meeting. The Board of Directors proposes that the nominees described below, who are currently serving as Class I directors, be elected as Class I directors for a new term of three years ending at the 2005 Annual Meeting and until their successors are duly elected and qualified.

   The nominees have indicated a willingness to serve as directors, but if either of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

Name and Age of Director
------------------------ NOMINEES FOR DIRECTOR--CLASS I

  Jonathan J. Ledecky... Mr. Ledecky has served as a director of School Specialty since June
   Age 44                1998 and as an employee of School Specialty from June 1998 to June
                         2000. He is currently Chairman of the Ledecky Foundation, a philanthropic organization headquartered in Washington, D.C. He founded Building One Services Corporation (formerly Consolidation
                         Capital Corporation) in February 1997 and served as its Chairman until
                         March 2000. Mr. Ledecky founded U.S. Office Products in October
                         1994, served as its Chairman of the Board until June 1998 and served as its Chief Executive Officer until November 1997. Mr. Ledecky also serves as a director of MicroStrategy Corporation and is a
                         Commissioner of the National Commission on Entrepreneurship. Mr.
                         Ledecky was Vice Chairman of Lincoln Holdings, owner of
                         Washington sports franchises in the NBA, NHL and WNBA, from July
                         1999 to July 2001. Mr. Ledecky served from 1989 to 1991 as the
                         President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital
                         Fund, Inc., a wholly-owned subsidiary of Steelcase, Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital
                         Corporation, an investment management company.

  Jerome M. Pool........ Mr. Pool was appointed to the Board of Directors of School Specialty in
   Age 66                June 1999. Mr. Pool is a self-employed business advisor/consultant. He retired from Jantzen, Inc., a manufacturer of apparel, in 1992 having served as Chairman, President and Chief Executive Officer since 1983.
                         Prior to 1983, Mr. Pool served in various sales and management positions with Jantzen.

Name and Age of Director CONTINUING DIRECTORS--CLASS II
------------------------         (term expiring 2003)

 David J. Vander Zanden. Mr. Vander Zanden became the Interim Chief Executive Officer in
  Age 47                 March 2002 and has served as President and Chief Operating Officer of
                         School Specialty since March 1998. From 1992 to March 1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since completion of the spin-off from U.S.
                         Office Products in June 1998.

 Rochelle Lamm.......... Ms. Lamm has served as a director of School Specialty since the
  Age 54                 completion of the spin-off from U.S. Office Products in June 1998. Ms.
                         Lamm is Chairman and Chief Executive Officer of Precision Marketing
                         Partners, LLC and The Academy of Financial Services Studies, LLC.
                         Ms. Lamm was associated with Strong Advisory Services, a division of
                         Strong Capital Management, Inc., as its President from 1995 to
                         February 1998. Prior to that time, she was president and the chief operating officer of AAL Capital Management, a mutual fund manager.

                             CONTINUING DIRECTOR--CLASS III
                                      (term expiring 2004)

 Leo C. McKenna......... Mr. McKenna has served as a director of School Specialty since
  Age 68                 completion of the spin-off from U.S. Office Products in June 1998. In
                         March 2002 Mr. McKenna became interim Chairman of the Board. Mr.
                         McKenna is a self-employed financial consultant. Mr. McKenna is a director and a member of the Executive Committee of the Boston and
                         New York Life Insurance Company, a subsidiary of Boston Mutual Life
                         Insurance Company. He is a founder and a director of Ledyard National
                         Bank, where he also serves on the Trust Committee and Asset and
                         Liability Committees. He is a director and member of the John Brown
                         Cook Foundation and an overseer to the Catholic Student Center at
                         Dartmouth College.

   One vacancy exists in the Class III directors due to the death of Mr. Spalding on March 8, 2002.

   The Board of Directors has standing Compensation, Executive Performance Compensation and Audit Committees. The Board of Directors does not have a Nominating Committee. The Board of Directors held nine meetings in fiscal 2002. Each director attended at least 75% of the meetings of the Board of Directors and meetings of committees on which each served, if any, in fiscal 2002.

   The Compensation Committee is responsible for reviewing and, if appropriate, approving the compensation of our Chief Executive Officer and our President and the recommendations of our Chief Executive Officer and our President concerning the compensation of our other executive officers. The members of the Compensation Committee are Mr. Pool (Chairman), Mr. McKenna and Ms. Lamm, none of whom are employees of School Specialty. The Compensation Committee held two meetings in fiscal 2002.

   The Board of Directors appointed the Executive Performance Compensation Committee as a sub-committee of the Compensation Committee to approve certain matters related to performance-based compensation when required by Section 162(m) of the Internal Revenue Code of 1986, as amended. The Executive Performance

Compensation Committee is also responsible for administering our 1998 and 2002 Stock Incentive Plans. The members of the Executive Performance Compensation Committee are Mr. Pool (Chairman) and Ms. Lamm. The Executive Performance Compensation Committee held three meetings in fiscal 2002.

   The Audit Committee is responsible for reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The members of the Audit Committee are Mr. McKenna (Chairman), Ms. Lamm and Mr. Pool, each of whom is "independent" within the meaning of the listing standards of the National Association of Securities Dealers. The Board of Directors has adopted a charter for the Audit Committee, which was attached as an appendix to the 2001 proxy statement. The Audit Committee held two meetings in fiscal 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, among others, to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, we believe that during fiscal 2002, all filing requirements were complied with.

                            EXECUTIVE COMPENSATION

   Summary Compensation Information. The following table sets forth the compensation paid by us for services rendered during fiscal 2002, fiscal 2001, and fiscal 2000 to the Named Officers.

                          Summary Compensation Table

                                                                        Long Term
                                                                      Compensation
                                                                         Awards
                                                             -------------------------------
                                         Annual Compensation School Specialty  JuneBox.com
-                                        -------------------    Securities      Securities
                                                     Bonus      Underlying      Underlying      All Other
  Name and Principal Position    Year(1) Salary ($)  ($)(2)    Options (#)    Options (#)(7) Compensation ($)
  ---------------------------    ------- ---------- -------- ---------------- -------------- ----------------
Daniel P. Spalding (3)..........  2002    $262,885  $227,452               --         --         $38,160 (8)
 Former Chairman of the Board     2001     265,385        --               --    300,000           2,550 (9)
 and Chief Executive Officer      2000     233,654        --          130,000         --           2,400 (9)

David J. Vander Zanden (4)......  2002    $304,615  $277,452               --         --         $ 2,391 (9)
 Interim Chief Executive Officer  2001     265,385        --               --    300,000           2,550 (9)
                                  2000     233,654        --          130,000         --           1,038 (9)

Mary M. Kabacinski (5)..........  2002    $200,385  $174,423           25,000         --         $ 2,391 (9)
 Executive Vice President and     2001     175,000        --               --    100,000           1,918 (9)
 Chief Financial Officer          2000     131,250        --          100,000         --               --

A. Brent Pulsipher (6)..........  2002    $190,500  $142,875               --         --         $53,711 (10)
 Executive Vice President of      2001      10,990     4,714           75,000         --               --
 Corporate Logistics and          2000          --        --               --         --               --
 Technology

Donald J. Noskowiak.............  2002    $140,000  $ 80,000           10,000         --         $ 2,391 (9)
 Vice President Finance/          2001     140,000        --               --     16,341           1,535 (9)
 Business Development             2000     145,385        --           10,000         --           2,400 (9)

--------
 (1) Fiscal 2002 and fiscal 2001 represent 52 weeks, while fiscal 2000 represents 53 weeks.

 (2) Consists of amounts awarded under School Specialty's Executive Incentive Plan.

 (3) Mr. Spalding died on March 8, 2002. The bonus payment listed in this table was paid to the surviving spouse of Daniel P. Spalding.

 (4) Mr. Vander Zanden was appointed Interim Chief Executive Officer upon the death of Mr. Spalding in March 2002.

 (5) Ms. Kabacinski was first employed by School Specialty in August 1999.

 (6) Mr. Pulsipher was first employed by School Specialty in March 2001.

 (7) Consists of options granted under the JuneBox.com, Inc. 2000 Equity Incentive Plan. JuneBox.com, Inc. was a wholly-owned subsidiary of School Specialty that was dissolved and merged into School Specialty in September 2001. Option grants reflected in this table under the JuneBox.com, Inc. 2000 Equity Incentive Plan were canceled without consideration in April 2001.

 (8) Consists of $35,769 in salary continuation payments paid to the Estate of Daniel P. Spalding during fiscal 2002 subsequent to Mr. Spalding's death and $2,391 in contributions by School Specialty under our 401(k) plan.

 (9) Consists of contributions by School Specialty under our 401(k) plan.

(10) Represents relocation payment of $33,867 and related tax gross-up payment of $19,216 and contributions by School Specialty under our 401(k) plan of $628.

   Option Grants. The following table provides information on options to acquire School Specialty Common Stock granted to the Named Officers during fiscal 2002 under the School Specialty 1998 Stock Incentive Plan.

                     Option/SAR Grants in Last Fiscal Year

                                   Individual Grants (1)
                       ---------------------------------------------
                                                                     Potential Realizable Value
                        Number of    % of Total                      at Assumed Annual Rates
                        Securities  Options/SARs                     of Stock Price Appreciation
                        Underlying   Granted to  Exercise            for Option Term (2)
-                      Options/SARs Employees in  Price   Expiration ---------------------------
Name                   Granted (#)  Fiscal Year   ($/sh)     Date     5% ($)        10%($)
----                   ------------ ------------ -------- ----------   --------     ----------
Daniel P. Spalding....        --         --           --        --         --             --

David J. Vander Zanden        --         --           --        --         --             --

Mary M. Kabacinski....    25,000        7.4%      $26.75   9/24/11   $420,573     $1,065,815

A. Brent Pulsipher....        --         --           --        --         --             --

Donald J. Noskowiak...    10,000        3.0%       23.95    6/5/11    150,620        381,701

--------
(1) The options reflected in the table include incentive and non-qualified stock options granted under our 1998 Stock Incentive Plan. The exercise price of each option granted was equal to 100% of the fair market value of the Common Stock on the date of grant. The options granted vest in increments of one-fourth of the total grant on the first, second, third and fourth anniversaries of the grant or earlier upon certain specified change of control events.

(2) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices.

   Option Exercises. The following table provides information regarding options to acquire School Specialty Common Stock exercised during fiscal 2002 and options held at year end by the Named Officers.

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                       Fiscal Year End Option/SAR Values

                                                   Number of Securities       Value of Unexercised
                                                  Underlying Unexercised    In-the-Money Options/SARs
                          Shares                 Options/SARs at FY-End (#)     at FY-End ($) (1)
                       Acquired on     Value     -------------------------  -------------------------
Name                   Exercise (#) Realized ($) Exercisable  Unexercisable Exercisable Unexercisable
----                   ------------ ------------ -----------  ------------- ----------- -------------
Daniel P. Spalding (2)        --            --     462,520           --     $5,563,282          --
David J. Vander Zanden        --            --     293,519       65,000      3,643,427    $727,525
Mary M. Kabacinski....       500      $  8,619      49,500       75,000        703,714     749,188
A. Brent Pulsipher....        --            --      18,750       56,250        150,188     450,563
Donald J. Noskowiak...    38,000       477,986      38,703       15,000        488,382      95,963

--------
(1) For valuation purposes, an April 26, 2002 market price of $28.26 was used.

(2) All of Mr. Spalding's options became exercisable as a result of his death on March 8, 2002. The options are held by Mr. Spalding's estate and/or his surviving spouse.

                      NON-EMPLOYEE DIRECTOR COMPENSATION

   Non-employee directors are granted options under our 1998 Stock Incentive Plan to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors and 5,000 shares of Common Stock for each additional year of service. These options are granted at an exercise price equal to the fair market value on the date of grant and have three year vesting schedules. In addition, non-employee directors are currently paid an annual retainer of $20,000 plus $1,000 for each additional special meeting and committee meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors.

                   EMPLOYMENT CONTRACTS AND RELATED MATTERS

   We have entered into employment agreements with each Named Officer.

   Daniel P. Spalding, our former Chairman and Chief Executive Officer who died in March 2002, had an employment contract that provided, upon termination of employment due to death, for the payment of his base salary of $310,000 through the balance of the then effective term of the agreement (September 3, 2004).

   We entered into an employment agreement with David J. Vander Zanden, President and Chief Operating Officer of School Specialty, on May 1, 2002. The agreement has an initial term of three years, and automatically renews for additional three year terms following the first year of the initial term or any renewal term unless either party gives notice of non-renewal. The agreement currently provides for an annual base salary of at least $350,000 and participation in a performance-based incentive compensation plan. The agreement contains a confidentiality provision which is triggered upon the termination of Mr. Vander Zanden's employment and runs for a period of two years. The agreement provides Mr. Vander Zanden the right to terminate his employment upon a change of control of School Specialty. In the event Mr. Vander Zanden's employment is terminated due to his death, disability, his own right to terminate under the agreement or upon a change of control, School Specialty is required to pay to him his base salary for the balance of the then effective term of the agreement. In the case of disability, these amounts are reduced by insurance benefits provided by School Specialty. The agreement contains a non-compete provision that applies during Mr. Vander Zanden's employment and runs for a period of two years following termination of employment or the length of time he receives base salary payments, whichever is longer.

   We entered into an employment agreement with Mary M. Kabacinski, Executive Vice President of School Specialty, on September 3, 1999. The agreement has an initial term of two years, with automatic two year extensions following the first year of the initial term or any renewal term unless either party gives notice of non-renewal. The agreement provides for an annual base salary of at least $175,000 and participation in a performance-based incentive compensation plan. The agreement provides Ms. Kabacinski with the right to terminate her employment upon a change of control of School Specialty. The agreement contains a confidentiality provision which is triggered upon the termination of Ms. Kabacinski's employment and runs for a period of two years. In the event Ms. Kabacinski's employment is terminated due to her death, disability or upon a change of control, School Specialty is required to pay Ms. Kabacinski her base salary for the balance of the then effective term of the agreement. In the case of disability, these amounts are reduced by insurance payments provided by School Specialty. The agreement contains a non-compete provision that applies during Ms. Kabacinski's employment and runs for a period of 18 months following termination of employment.

   We entered into an employment agreement with A. Brent Pulsipher, Executive Vice President of Corporate Logistics and Technology of School Specialty, on March 26, 2001. The agreement has an initial term of three years, with automatic one year extensions unless either party gives notice of non-renewal. The agreement provides for an annual base salary of at least $190,500 and a guaranteed minimum bonus of $81,700 under a performance-based incentive compensation plan. The agreement provides Mr. Pulsipher with the right to terminate his employment upon a change of control of School Specialty. The agreement contains confidentiality, non-solicitation and non-compete provisions which apply during Mr. Pulsipher's employment and run for a period of two years following termination of employment. In the event Mr. Pulsipher elects to terminate employment upon a change of control, School Specialty is required to pay Mr. Pulsipher his base salary through the then effective term of the agreement.

   We entered into an employment agreement with Donald J. Noskowiak, Vice President of School Specialty, on September 3, 1999. The agreement has an initial term of eighteen months, with automatic eighteen month extensions unless either party gives notice of non-renewal. The agreement provides for an annual base salary of at least $140,000 and participation in a performance-based incentive compensation plan. The agreement provides Mr. Noskowiak with the right to terminate his employment upon a change of control of School Specialty. The agreement contains a confidentiality provision which is triggered upon the termination of Mr. Noskowiak's employment and runs for a period of two years. In the event Mr. Noskowiak elects to terminate employment upon a change of control, School Specialty is required to pay Mr. Noskowiak his base salary for a period of 18 months from the date of termination. The agreement contains a non-compete provision that applies during Mr. Noskowiak's employment and runs for a period of 18 months following termination of employment (12 months in the case of self-termination).

                         COMPENSATION COMMITTEE REPORT

   The Compensation Committee consists of Mr. Pool (Chairman), Mr. McKenna and Ms. Lamm. The Compensation Committee is responsible for reviewing and, if appropriate, approving the compensation of our permanent Chief Executive Officer and Mr. Vander Zanden, our interim Chief Executive Officer, Chief Operating Officer and President, and the recommendations of Mr. Vander Zanden concerning the compensation levels of our other executive officers. The Executive Performance Compensation Committee is composed of Mr. Pool (Chairman) and Ms. Lamm. The Executive Performance Compensation Committee administers our 1998 Stock Incentive Plan and the 2002 Stock Incentive Plan, with responsibility for determining the awards to be made under such plans.

   The Compensation Committee and the Executive Performance Compensation Committee review compensation programs for executive officers in June of each year. Because certain matters related to compensation are approved by the Executive Performance Compensation Committee, that committee joins in the report of the Compensation Committee.

   Overview. The compensation structure for our executive officers consists in general of three principal components: base salary, annual cash bonus and periodic grants of stock options. Base salary determinations are an important ingredient in attracting and retaining quality personnel in a competitive market. Base salaries are set at levels based generally on subjective factors, including the individual's level of responsibility, experience and past performance record. In addition, a significant portion of compensation is directly related to and contingent upon objective performance criteria established on an annual basis. Accordingly, our executives participate in cash bonus arrangements based in part on objective formulas tied to the individual's profit center and/or School Specialty as a whole. Finally, to ensure that executive officers hold equity positions in School Specialty, which we think is important, stock options are granted to executives to enable them to hold equity interests at more meaningful levels than they could through alternative methods.

   Base Salary. The base salaries of Messrs. Spalding and Vander Zanden were established by their employment agreements and are reviewed annually by the Compensation Committee which makes recommendations on changes if appropriate to the Board of Directors for approval. In fiscal 2002, the Committee recommended increases in Messrs. Spalding's and Vander Zanden's base salaries from $275,000 to $310,000. Executive salaries for officers other than the Chief Executive Officer and President are recommended to the Compensation Committee for review and approval prior to submission to the Board of Directors for approval.

   Cash Bonus. For corporate executives, the current incentive compensation plan permits such persons to receive up to 100% of their base compensation in cash bonus and is tied in part to the performance goals established on an annual basis by the Board of Directors and in part to discretionary performance criteria. The Committee believes that the plan provides important incentives to executives thereby benefiting not only the executive but School Specialty as well. Cash bonuses were earned under the plan by corporate executive officers in fiscal 2002 because earnings per share goals were met. In addition, the Committee accepted management's recommendations for the discretionary portions of the plan for which their input was requested.

   The Committee approved a bonus for fiscal 2002 of $227,452 for payment to Mr. Spalding. This bonus was calculated under the fiscal 2002 incentive compensation plan as if Mr. Spalding had completed his employment with School Specialty through the end of fiscal 2002. This calculation was made in recognition of Mr. Spalding's founding of School Specialty and his extraordinary service throughout his tenure. The Compensation Committee approved Mr. Spalding's bonus based on School Specialty's achievement of targeted earnings goals as well as the discretionary performance factors applicable to bonus plan participants.

   With respect to Mr. Vander Zanden, the Committee approved a bonus for fiscal 2002 of $227,452 based upon the parameters of the plan. In addition to the foregoing, the Committee also approved a one-time $50,000 bonus for Mr. Vander Zanden due to his exemplary performance following the death of our former Chief Executive Officer, Daniel P. Spalding.

   Equity Based Compensation. Under our 1998 Stock Incentive Plan, the Executive Performance Compensation Committee determines the stock option awards to be made to executive officers and others. With respect to our Chief Executive Officer and our President, the Executive Performance Compensation Committee bases its determination upon performance goals as well as existing overall compensation. With respect to other executives, the Executive Performance Compensation Committee bases its determinations on recommendations made by management.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public corporations for compensation over $1.0 million for any fiscal year paid to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In making compensation decisions, it is the Compensation Committee's current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) and has established the Executive Performance Compensation Committee, consisting of Mr. Pool and Ms. Lamm, to assist in that regard. Because of uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that the compensation paid to our most highly compensated officers will be deductible for federal income tax purposes, notwithstanding School Specialty's efforts to satisfy such section. In addition, School Specialty may pay compensation that does not satisfy these requirements for deduction if it is deemed advisable for business reasons.

 The Compensation Committee: The Executive Performance Compensation Committee:
  Jerome M. Pool (Chairman)              Jerome M. Pool (Chairman)
       Leo C. McKenna                          Rochelle Lamm
        Rochelle Lamm

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   With the exception of Leo C. McKenna, no member of the Compensation Committee has ever been an officer of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer. Mr. McKenna is a former officer and director of a predecessor company of School Specialty that was acquired by U.S. Office Products in 1996.

                            AUDIT COMMITTEE REPORT

   In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of our financial reports. During fiscal 2002, the Audit Committee met two times, and the Audit Committee chair, the designated representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer and independent auditors prior to their filing with the SEC.

   In June 2002, the Audit Committee recommended that the Board dismiss Arthur Andersen LLP ("Andersen") as our independent auditors and engage Deloitte & Touche LLP ("Deloitte") to serve as our independent auditors.

   Auditor Independence and Fiscal 2002 Audit. In discharging its duties, the Audit Committee obtained from Deloitte, our independent auditors for the 2002 audit, a formal written statement describing all relationships between the auditors and us that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." In addition, the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also independently discussed the quality and adequacy of our internal controls with management and the independent auditors. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

   The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed with management and the independent auditors the objectives and scope of the internal audit process and the results of the internal audit examinations.

   Fiscal 2002 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed our audited financial statements as of and for the fiscal year ended April 27, 2002 with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the above-mentioned review, and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 27, 2002, for filing with the SEC.

   Audit Fees. The aggregate fee for professional services rendered (1) by Deloitte for the audit of our financial statements as of and for the fiscal year ended April 27, 2002 and for the reaudit of our financial statements as of and for the fiscal year ended April 28, 2001 was approximately $200,000 and (2) by Andersen for audit fees and for the review of the financial statements included in our Form 10-Q filings for fiscal 2002 was approximately $183,000.

   Financial Information Systems Design and Implementation Fees. The independent auditors did not provide professional services during fiscal 2002 for the operation of our information systems or the management of our local area networks, nor did they design or implement a hardware or software system that aggregates source data underlying our financial statements or generates information that is significant to our financial statements taken as a whole. Accordingly, no financial information systems design and implementation fees were paid to the independent auditors.

   All Other Fees. The aggregate fees billed by Andersen during fiscal 2002 for other audit-related services was approximately $293,000 and for tax-related services was approximately $311,000. No fees were billed by Deloitte for non-audit and non-information systems related services during fiscal 2002. The Audit Committee considered whether, and determined that, the provision of these types of services was compatible with maintaining Andersen's independence.

The Audit Committee:

Leo C. McKenna (Chairman)
Rochelle Lamm
Jerome M. Pool

                               PERFORMANCE GRAPH

   The following graph compares the total shareholder return on our Common Stock since our initial public offering on June 9, 1998 with that of the Russell 2000 Stock Market Index and a peer group index constructed by us. The issuers included in the peer group index are: Renaissance Learning, Inc.
(RLRN), American Educational Products, Inc. (AMEP), Nobel Learning Communities, Inc. (NLCI), National Computer Systems, Inc. (NLCS) and Scholastic Corporation
(SCHL). National Computer Systems, Inc. was acquired in 2000 and American Educational Products, Inc. was acquired in 2002. Returns are included through the date of the respective company's acquisition. The total return calculations set forth below assume $100 invested on June 9, 1998, with reinvestment of any dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through April 27, 2002. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.


                                    [CHART]

            School Specialty, Inc.        Russell 2000 Index        Peer Group
6/9/1998    $100.00                        $100.00                   $100.00
4/24/1999   $125.81                        $ 95.59                   $132.20
4/29/2000   $120.16                        $113.53                   $145.41
4/28/2001   $146.97                        $109.98                   $248.90
4/27/2002   $182.33                        $115.53                   $254.01

                       June 9, 1998 April 24, 1999 April 29, 2000 April 28, 2001 April 27, 2002
                       ------------ -------------- -------------- -------------- --------------
School Specialty, Inc.   $100.00       $125.81        $120.16        $146.97        $182.33
Russell 2000 Index       $100.00       $ 95.59        $113.53        $109.98        $115.53
Peer Group               $100.00       $132.20        $145.41        $248.90        $254.01

              PROPOSAL TWO: APPROVAL OF 2002 STOCK INCENTIVE PLAN

General

   The Board of Directors adopted School Specialty's 2002 Stock Incentive Plan (the "Plan") on June 11, 2002. The Plan authorizes grants of stock options, including options that are intended to qualify as "incentive stock options," ("ISOs") as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as options that are not intended to so qualify. The Plan also authorizes the direct grant of shares of common stock.

   The Plan summary below is qualified in its entirety by reference to the Plan, a copy of which is attached to this proxy statement as Appendix A.

   The Board of Directors recommends a vote FOR approval of the Plan. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted in favor of the proposal to adopt the Plan.

Purpose and Eligibility

   The purpose of the Plan is to promote our long-term growth and profitability. The Plan does this by providing key personnel with incentives to improve shareholder value and contribute to our growth and financial success, and by enabling us to recruit, reward and retain employees, consultants, officers and non-employee directors. In particular, we are in the process of recruiting a new Chief Executive Officer. The Board of Directors believes grants of awards under the Plan are necessary for us to attract qualified candidates for this position. Accordingly, we believe that approval of the Plan at this time is especially important for us.

   All employees, consultants, advisors and independent contractors of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty and its subsidiaries, are eligible to receive awards under the Plan. As of April 28, 2002, School Specialty and its subsidiaries had approximately 2,400 employees, one non-employee officer and four non-employee directors.

Administration

   The Plan is administered by the Executive Performance Compensation Committee of the Board of Directors (the "Committee"). The Committee, in its sole discretion, determines which individuals may participate in the Plan and the prices (which may not be less than the fair market value on the date of award), vesting schedules, expiration dates and other material conditions under which the awards may be granted. The Committee may delegate to employees of School Specialty or its subsidiaries and may, to the extent consistent with Wisconsin law, delegate to officers of School Specialty the authority to make option grants.

Awards

   The Plan authorizes the Committee to make awards of stock options ("Options") or direct grants of restricted stock ("Stock Grants" and, together with the Options, "Awards") with respect to shares of School Specialty common stock to eligible individuals. The terms and conditions of Awards granted under the Plan are set out from time to time in an agreement between School Specialty and the individuals receiving such Awards. School Specialty may grant nonqualified stock options ("NQSOs") to any eligible person; however, only employees of School Specialty and its subsidiaries may receive ISOs within the meaning of Section 422 of the Code.

   Options will vest and become exercisable within such period or periods, not to exceed 10 years (or five years for an ISO granted to a more-than-10% shareholder), as determined by the Committee and set forth in the participant's Award agreement. The Committee may accelerate the time at which the Awards become exercisable.

   Awards may be exercised by delivery of notice of exercise to School Specialty accompanied by full payment of the exercise price. The exercise price of options must be paid with cash, or other form approved by the Committee, including common stock previously owned by the participant or notice delivered pursuant to an approved broker-assisted cashless exercise.

   As of the date of this Proxy Statement, no Awards have been granted under the Plan and the Awards that will be granted in the future under the Plan are not currently determinable; however, the Plan is limited to grants covering up to 1,500,000 shares of Common Stock.

Adjustments

   The Plan and any outstanding Awards shall be subject to adjustment, as determined by the Committee, in the event of certain changes due to recapitalization, reclassification, stock splits or other increase or decrease. In the event of such changes, the Committee may make a proportionate adjustment in the number of shares of Common Stock underlying each Award as well as in the number of shares available under the Plan and the maximum number of shares issuable to one person.

   In the event of dissolution or liquidation of School Specialty, a merger, consolidation or reorganization in which School Specialty is not the survivor, or the sale of substantially all the assets of School Specialty, the Plan and any unexercised Awards will terminate unless written provision is made for the assumption or continuation of outstanding Awards. Prior to the consummation of the transaction, all Awards that would otherwise terminate shall become immediately exercisable with respect to all of the shares subject to such Award, unless the Committee determines otherwise.

Amendment and Termination

   The Board may from time to time, to the extent permitted by applicable law, amend, suspend or terminate the Plan without the consent of participants or shareholder approval. However, the Board may not make an amendment that has an adverse effect on outstanding Awards without the consent of the affected participants. In addition, the Board may not amend the Plan so as to deprive any participant of a previously granted Award.

   Unless the Board extends the Plan's term, the Committee may not grant awards after June 11, 2012. The Plan will then terminate but will continue to govern unexercised and unexpired Awards.

Shares Subject to the Plan

   The aggregate number of shares of Common Stock that may be issued under the Awards (whether ISOs, NQSOs or Stock Grants) may not exceed 1,500,000. The maximum number of shares that may be subject to ISOs is 1,500,000. The maximum number of shares that may be issued with respect to Awards granted under the Plan to any one person in a calendar year may not exceed 500,000 shares. On the Record Date, the closing price of School Specialty's Common Stock was $25.00 per share.

Federal Income Tax Consequences

   The federal income tax consequences of NQSOs, ISOs and restricted stock granted under the Plan are generally as follows:

   NQSOs. The grant of a NQSO will have no federal income tax consequences to School Specialty or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the stock acquired at the time of exercise over the option price, and School Specialty will ordinarily be entitled to a tax deduction for such amount.

   The holder of stock acquired upon exercise of a NQSO will, upon a subsequent disposition of such stock, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the stock, equal to the difference between the amount realized on the sale and the basis in such stock (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

   ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the stock acquired upon the exercise of any ISO exceeds the option price as of the date of exercise, however, is an item of "tax preference" for purposes of computing the alternative minimum tax on individuals. If a participant has held the stock acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the stock. In such circumstances, no deduction would be allowed to School Specialty for federal income tax purposes in connection with the grant or exercise of the option or the transfer of stock acquired upon such exercise.

   If, however, the participant disposes of his or her stock within the holding periods described above, (i) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such stock on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the stock over the option price; (ii) School Specialty will be entitled to a tax deduction for such year in the amount of the ordinary income so recognized; and (iii) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the stock and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

   Restricted Stock. The grant of restricted stock is not a taxable event to a participant, absent an election under Section 83(b) of the Code. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the stock. The amount of the income will equal the fair market value of the stock when the restrictions lapse. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted stock equal to their fair market value at the date of grant less any amount paid by the participant for the stock, determined without regard to the restrictions imposed thereon. If the restricted stock is subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes.

   School Specialty or a subsidiary will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will equal the amount of ordinary income recognized by the participant.

Equity Compensation Plan Information

   The following table sets forth certain information as of April 27, 2002 about shares of our common stock outstanding and available for issuance under our existing equity compensation plan, the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (the "1998 Plan"). Under the 1998 Plan, we may grant stock options and other awards from time to time to employees, consultants, advisors and independent contractors of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty. The 1998 Plan was approved by shareholders on August 29, 2000. The table does not include the additional 1,500,000 shares to be reserved for issuance under the 2002 Stock Incentive Plan.

                                                                                         Number of securities
                                                                                         remaining available
                                                                                         for future issuance
                                                        Number of                            under equity
                                                    securities to be   Weighted-average   compensation plans
                                                       issued upon     exercise price of      (excluding
                                                       exercise of        outstanding    securities reflected
                  Plan category                    outstanding options      options      in the first column)
                  -------------                    ------------------- ----------------- --------------------
Equity compensation plans approved by security
  holders, the 1998 Plan(1).......................      3,003,738           $17.48              71,606
Equity compensation plans not approved by security
  holders(2)......................................            N/A              N/A                 N/A
Total.............................................      3,003,738           $17.48              71,606

--------
(1) Grants for shares of our common stock under the 1998 Plan are limited to 20% of the outstanding shares of School Specialty stock. As the number of outstanding shares of School Specialty stock increases or decreases, the maximum number of shares that may be issued under the 1998 Plan increases and decreases. As of April 27, 2002, there were 18,046,315 shares of School Specialty common stock outstanding.

(2) As of April 27, 2002, School Specialty does not maintain any equity compensation plans which have not been approved by shareholders.

             PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITORS

   Upon recommendation of the Audit Committee and subject to ratification by the shareholders at the Annual Meeting, the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte"), an independent public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending April 26, 2003. Deloitte audited the financial statements of School Specialty for the fiscal year ended April 27, 2002. Representatives of Deloitte will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

   If shareholders do not ratify the appointment of Deloitte, the selection of our independent auditors will be reconsidered by the Board of Directors.

             Information Regarding Change of Independent Auditors

   On June 11, 2002, we dismissed Andersen as our independent auditors, who we engaged upon the dismissal of PricewaterhouseCoopers LLP ("PWC") on December 11, 2000. Simultaneously with the dismissal of Andersen, we engaged Deloitte to act as our independent auditors. In each case, the decision to change independent auditors was approved by the Board of Directors upon the recommendation of the Audit Committee.

   Reports on our financial statements for the fiscal years ended April 27, 2002 and April 28, 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended April 27, 2002 and April 28, 2001 and during the subsequent period through Andersen's and PWC's respective periods of engagement, we had no disagreements with Andersen or PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years ended April 27, 2002 and April 28, 2001 and through June 11, 2002.

   During the two most recent fiscal years and through June 11, 2002, School Specialty did not consult with Deloitte, and during the period from April 25, 1999 through December 11, 2000 School Specialty did not consult with Andersen, regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

                                 OTHER MATTERS

   Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

   In accordance with our By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2003 Annual Meeting of Shareholders must be submitted to us no earlier than May 29, 2003 and no later than June 28, 2003. Any other shareholder proposed business to be brought before the 2003 Annual Meeting of Shareholders must be submitted to us no later than March 28, 2003. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with our By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2003 Annual Meeting of Shareholders of School Specialty must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942 on or before March 28, 2003. Proposals should be directed to Ms. Karen A. Riching, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

   Shareholders may obtain a copy of our Annual Report to Shareholders for fiscal 2002, which includes our Annual Report on Form 10-K, at no cost by writing to Ms. Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin, 54942.

                                          By Order of the Board of Directors,

                                          Joseph F. Franzoi IV, Secretary

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                                                                     Appendix A

                            SCHOOL SPECIALTY, INC.
                           2002 STOCK INCENTIVE PLAN

PURPOSE SCHOOL SPECIALTY, INC., a Wisconsin corporation (the "Company"), wishes to recruit, reward, and retain employees, consultants, independent contractors, advisors, officers and outside directors. To further these objectives, the Company hereby sets forth the School Specialty, Inc. 2002 Stock Incentive Plan (the "Plan") to provide options ("Options") or direct grants ("Stock Grants" and, together with the Options, "Awards") to employees, consultants, independent contractors, advisors, officers and outside directors with respect to shares of the Company's common stock (the "Common Stock"). The Plan is effective as of June 11, 2002 (the "Effective Date").

PARTICIPANTS        The following persons are eligible to receive Options and
                    Stock Grants under the Plan: (1) current and prospective
                    Employees (as defined below) of the Company and any Eligible Subsidiary (as defined in the Eligible Subsidiary section below), (2) consultants, advisors and independent contractors of the Company and any Eligible Subsidiary and
                    (3) officers and directors of the Company and any Eligible
                    Subsidiary who are not Employees ("Eligible Officers and Eligible Directors"). Eligible persons become "Optionees" when the Administrator grants them an option under this Plan or "Recipients" when they receive a direct grant of Common Stock. (Optionees and Recipients are referred to collectively as "Participants." The term Participant also includes, where appropriate, a person authorized to exercise an Award in place of the original Optionee.)

                    Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary.

ADMINISTRATOR       The Administrator will be the Compensation Committee of the
                    Board of Directors of the Company (the "Compensation
                    Committee"), unless the Board specifies another committee.
                    The Board may also act under the Plan as though it were the Compensation Committee.

                    The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions (other than those described in the Granting of Awards section) to Employees of the Company or Eligible Subsidiaries and may, to the extent consistent with Wisconsin law, delegate to officers of the Company the authority to make Option grants.

                    The Administrator's powers will include, but not be limited to, the power to amend, waive, or extend any provision or limitation of any Award. The Administrator may act through meetings of a majority of its members or by unanimous consent.

GRANTING OF         Subject to the terms of the Plan, the Administrator will,
AWARDS              in its sole discretion, determine:

                             the Participants who receive Awards,

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                          the terms of such Awards,

                          the schedule for exercisability or nonforfeitability (including any requirements that the Participant or the Company satisfy performance criteria),

                          the time and conditions for expiration of the Award, and

                          the form of payment due upon exercise, if any.

                    The Administrator's determinations under the Plan need not be uniform and need not consider whether possible Participants are similarly situated.

                    Options granted to Employees may be nonqualified stock options ("NQSOs") or "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or the corresponding provision of any subsequently enacted tax statute. Options granted to consultants, independent contractors, advisors, Eligible Officers and Eligible Directors must be NQSOs. The Administrator will not grant ISOs unless the shareholders either have already approved the granting of ISOs or give such approval within 12 months after the grant.

                    The Administrator may impose such conditions on or charge such price for the Stock Grants as it deems appropriate.

 SUBSTITUTIONS      The Administrator may also grant Awards in substitution for options or other equity interests held by individuals who become Employees of the Company or of an Eligible
                    Subsidiary as a result of the Company's acquiring or merging with the individual's employer or acquiring its assets. In addition, the Administrator may provide for the Plan's assumption of Awards granted outside the Plan
                    (including those granted by an Eligible Subsidiary) to persons who would have been eligible under the terms of the Plan to receive an Award, including both persons who provided services to any acquired company or business and persons who provided services to the Company or any Eligible Subsidiary. If appropriate to conform the Awards to the interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions (including Exercise Price) that vary from those the Plan otherwise requires.

DATE OF GRANT       The Date of Grant will be the date as of which this Plan or the Administrator grants an Award to a Participant, as specified in the Plan or in the Administrator's minutes or other written evidence of action.

EXERCISE PRICE      The Exercise Price is the value of the consideration that a
                    Participant must provide in exchange for one share of Common Stock. The Administrator will determine the Exercise
                    Price under each Award and may set the Exercise Price without regard to the Exercise Price of any other Awards granted at the same or any other time. The Company may use the consideration it receives from the Participant for general corporate purposes.

                    The Exercise Price per share for NQSOs may not be less than 100% of the Fair Market Value (as defined below) of a share on the Date of Grant. If an Option is intended to be an ISO, the Exercise Price per share may not be less than 100% of the Fair Market Value (on the Date of Grant) of a share of Common Stock covered by the Option; provided, however, that if the Administrator decides to grant an ISO to someone covered by Sections 422(b)(6) and 424(d) (as a more-than-10%-shareholder), the Exercise Price of the Option must be at least 110% of the Fair Market Value (on the Date of Grant).

                    The Administrator may satisfy any state law requirements regarding adequate consideration for Stock Grants by (i) issuing Common Stock held as treasury stock or (ii) charging the Recipients at least the par value for the shares covered by the Stock Grant. The Administrator may designate that a Recipient may satisfy (ii) above either by direct payments or by the Administrator's withholding from other payments due to the Recipient.

   FAIR MARKET      Fair Market Value of a share of Common Stock for purposes
   VALUE            of the Plan will be determined as follows:

                          If the Common Stock trades on a national securities exchange, the closing sale price on the Date of Grant;

                          If the Common Stock does not trade on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for such date;

                          If no such closing sale price information is available, the average of the closing bid and asked prices that Nasdaq reports for such date;

                          If there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or

                          If the Company has no publicly-traded stock, the Administrator will determine the Fair Market Value for purposes of the Plan using any measure of value it determines in good faith to be appropriate.

                    For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day. The Administrator can substitute a particular time of day or other measure of "closing sale price" if appropriate because of changes in exchange or market procedures.

                    The Administrator has sole discretion to determine the Fair Market Value for purposes of this Plan, and all Awards are conditioned on the recipient's agreement that the Administrator's determination is conclusive and binding even though others might make a different and also reasonable determination.

EXERCISABILITY      The Administrator will determine the times and conditions
                    for exercise of or purchase under each Award but may not extend the period for exercise beyond the tenth anniversary of its Date of Grant (or five years for ISOs granted to 10% owners covered by Code Sections 422(b)(6) and 424(d)).

                    Awards will become exercisable at such times and in such manner as the Administrator determines and the Award Agreement, if any, indicates; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of an Award or at which restrictions on Stock Grants lapse. For Stock Grants, "exercise" refers to acceptance of the Award or lapse of restrictions, as appropriate in context.

                    If the Administrator does not specify otherwise, Options will become exercisable and restrictions on Stock Grants will lapse as to one-fourth of the covered shares on each of the first four anniversaries of the Date of Grant, so long as the recipient remains employed or continues his relationship as a service provider to the Company or any Eligible Subsidiary, and will expire as of the tenth anniversary of the Date of Grant (unless they expire earlier under the Plan or the Award Agreement). The Administrator has the sole discretion to determine that a change in service-providing relationship eliminates any further service credit on the exercise schedule.

                    Any unexercisable portions of Awards will immediately become exercisable upon the Participant's death or termination of employment for Disability. Except as provided in the preceding sentence, no portion of an Award that is unexercisable at a recipient's termination of service-providing relationship (for any reason) will thereafter become exercisable (and the recipient will immediately forfeit any unexercisable portions at his termination of service-providing relationship), unless the Award Agreement or the Plan provides otherwise, either initially or by amendment.

   CHANGE OF        Upon a Change of Control (as defined below), all Options
   CONTROL          held by current Employees, consultants, advisors,
                    independent contractors, Eligible Officers and Eligible
                    Directors will become fully exercisable and all restrictions on Stock Grants will lapse. A Change of Control for this purpose means the occurrence of any one or more of the following events:

                          a person, entity, or group (other than the Company, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 50% of the undiluted total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board ("Company Voting Securities");

                          completion of a merger or consolidation of the Company with or into any other entity--unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or

                          the shareholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or
                          (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is completed.

                          Even if other tests are met, a Change of Control has not occurred under any circumstance in which the Company files for bankruptcy protection or is reorganized following a bankruptcy filing.

                          The Administrator may allow conditional exercises in advance of the completion of a Change of Control that are then rescinded if no Change of Control occurs.

                    The Adjustments Upon Changes in Capital Stock provisions will also apply if the Change of Control is a Substantial Corporate Change (as defined in those sections).

LIMITATION          An Option granted to an Employee will be an ISO only to the
ON ISOs             extent that the aggregate Fair Market Value (determined at the Date of Grant) of the stock with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other plans of the Company and its subsidiary corporations, within the meaning of Code Section 422(d)), does not exceed $100,000.
                    This limitation applies to Options in the order in which such Options were granted. If, by design or operation, the Option exceeds this limit, the excess will be treated as an NQSO.

METHOD OF           To exercise any exercisable portion of an Award, the
EXERCISE            Participant must:

                          Deliver a notice of exercise to the Assistant Secretary of the Company designated by the Board (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue, signed or otherwise authenticated by the Participant, and specifying the number of shares of Common Stock underlying the portion of the Award the Participant is exercising;

                          Pay the full Exercise Price, if any, by cashier's or certified check for the shares of Common Stock with respect to which the Award is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

                          Deliver to the Administrator such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

                    Payment in full of the Exercise Price need not accompany the written notice of exercise if the exercise complies with a previously-approved cashless exercise method, including, for example, that the notice directs that the stock certificates (or other indicia of ownership) for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the stock certificates (or other indicia) are delivered to the broker, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price and any required withholding taxes.

                    If the Administrator agrees to allow an Optionee to pay through tendering Common Stock to the Company, the individual can only tender stock he or she has held for at least six months at the time of surrender. Shares of stock offered as payment will be valued, for purposes of determining the extent to which the Participant has paid the Exercise Price, at their Fair Market Value on the date of exercise. The Administrator may also, in its discretion, accept attestation of ownership of Common Stock and issue a net number of shares upon Option exercise or by having a broker tender to the Company cash equal to the Exercise Price and the minimum withholding taxes.

AWARD               No one may exercise an Award more than ten years after its
EXPIRATION          Date of Grant (or five years, for an ISO granted to a
                    more-than-10% shareholder). A recipient will immediately forfeit and can never exercise any portion of an Award that is unexercisable at his termination of service-providing relationship (for any reason), unless the Award Agreement or the Plan provides otherwise, either initially or by amendment. Unless the Award
                    Agreement or the Plan provides otherwise, either initially or by amendment, no one may exercise otherwise exercisable portions of an Award after the first to occur of:

   EMPLOYMENT       The 90th day after the date of termination of
   TERMINATION      service-providing relationship (other than for death or
                    Disability), where termination of employment means the time when the employer-employee or other service providing relationship between the Employee, consultant, independent contractor, advisor or Eligible Officer and the Company
                    (and the Eligible Subsidiaries) ends for any reason, including retirement. The Administrator may provide that Awards terminate immediately upon termination of employment for "cause" under an Employee's employment or consultant's services agreement or under another definition specified in the Award Agreement. Unless the Award Agreement provides otherwise, termination of employment does not include instances in which the Company immediately rehires an Employee as a consultant, independent contractor or advisor. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of employment and may decide to suspend the exercise schedule during a leave rather than to terminate the Award. Unless the Award
                    Agreement or the Exercisability section provides otherwise, terminations of employment include situations in which the Participant's employer ceases to be related to the Company closely enough to be an Eligible Subsidiary for new grants;

   GROSS            For the Company's termination of the Participant's
   MISCONDUCT       service-providing relationship as a result of the
                    Participant's Gross Misconduct, the time of such termination. For purposes of this Plan, "Gross Misconduct" means the Participant has committed fraud, misappropriation, embezzlement, or willful misconduct that has resulted or is likely to result in material harm to the Company or an Eligible Subsidiary;

                          committed or been indicted for or convicted of, or pled guilty or no contest to, any misdemeanor (other than for minor infractions or traffic violations) involving fraud, breach of trust, misappropriation, or other similar activity or otherwise relating to the Company or an Eligible Subsidiary, or any felony; or

                          committed an act of gross negligence or otherwise acted with willful disregard for the Company's or an Eligible Subsidiary's best interests in a manner that has resulted or is likely to result in material harm to the Company or an Eligible Subsidiary.

                    If the Participant has a written employment or other agreement in effect at the time of his termination that specifies "cause" for termination, "Gross Misconduct" for purposes of his termination will refer to "cause" under the employment or other agreement, rather than to the foregoing definition.

   DISABILITY       For Disability, the earlier of (i) the first anniversary of the Participant's termination of employment for Disability and (ii) 30 days after the Participant no longer has a Disability, where "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months; or

DEATH               The date 24 months after the Participant's death.

                    If exercise is permitted after termination of service-providing relationship, the Award will nevertheless expire as of the date that the former service provider violates any covenant not to compete in effect between the Company or any Eligible Subsidiary and such person. In addition, an Optionee who exercises an Option more than 90 days after termination of employment with the Company and/or an Eligible Subsidiary will only receive ISO treatment to the extent permitted by law, and becoming or remaining an employee of another related company (that is not an Eligible Subsidiary) or an independent contractor to the Company and the Eligible Subsidiaries will not prevent loss of ISO status because of the formal termination of employment.

                    Nothing in this Plan extends the term of an Award beyond the tenth anniversary of its Date of Grant, nor does anything in this Award Expiration section make an Award exercisable that has not otherwise become exercisable.

AWARD               Award Agreements will set forth the terms of each Award and
AGREEMENT           will include such terms and conditions, consistent with the
                    Plan, as the Administrator may determine are necessary or advisable. To the extent the agreement is inconsistent with the Plan, the Plan will govern. The Award Agreements may contain special rules. The Administrator may, but is not required to, issue agreements for Stock Grants.

STOCK SUBJECT       Except as adjusted below under Adjustments upon Changes in
TO PLAN             Capital Stock,

                          the aggregate number of shares of Common Stock that may be issued under the Awards (whether ISOs, NQSOs, or Stock Grants) may not exceed 1,500,000;

                          the maximum number of such shares that may be subject to ISOs may not exceed 1,500,000; and

                          the maximum number of shares that may be granted under Awards for a single individual in a calendar year may not exceed 500,000. (The individual maximum applies only to Awards first made under this Plan and not to Awards made in substitution of a prior employer's options or other incentives, except as Code Section 162(m) otherwise requires.)

                    The Common Stock will come from either authorized but unissued shares or from previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Award expires, is canceled, or terminates for any other reason, the shares of Common Stock available under that Award will again be available for the granting of new Awards (but will be counted against that calendar year's limit for a given individual).

                    No adjustment will be made for a dividend or other right (except a stock dividend) for which the record date precedes the date of exercise.

                    The Participant will have no rights of a shareholder with respect to the shares of stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise of the Award.

                    The Company will not issue fractional shares pursuant to the exercise of an Award, but the Administrator may, in its discretion, direct the Company to make a cash payment in lieu of fractional shares.

PERSON WHO          During the Participant's lifetime, only the Participant or
MAY EXERCISE        his duly appointed guardian or personal representative may exercise the Awards. After his death, his personal representative or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award. If someone other than the original recipient seeks to exercise any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person's right to exercise the Award.

ADJUSTMENTS         Subject to any required action by the Company (which it
UPON CHANGES IN     shall promptly take) or its Capital Stock shareholders, and
CAPITAL STOCK       subject to the provisions of applicable corporate law, if, after the Date of Grant of an Award,

                          the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security because of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company's receiving consideration the Administrator may make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying each Award, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. (This adjustment does not apply to Common Stock that the Optionee has already purchased nor to Stock Grants that are already nonforfeitable, except to the extent of similar treatment for most shareholders.) Unless the Administrator determines another method would be appropriate, any such adjustment to an Award will not change the total price with respect to shares of Common Stock underlying the unexercised portion of the Award but will include a corresponding proportionate adjustment in the Award's Exercise Price. The Administrator will make a commensurate change to the maximum number and kind of shares provided in the Stock Subject to Plan section.

                    Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Adjustments section specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

   SUBSTANTIAL      Upon a Substantial Corporate Change, the Plan and any
   CORPORATE        unexercised Awards will terminate unless provision is made
   CHANGE           in writing in connection with such transaction for the
                    assumption or continuation of outstanding Awards, or the substitution for such options or grants of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided.

                    Unless the Administrator determines otherwise, if an Award would otherwise terminate under the preceding sentence, Participants who are then Employees, consultants, advisors, independent contractors, Eligible Officers and Eligible Directors will have the right, at such time before the consummation of the transaction causing such termination as the Administrator reasonably designates, upon such reasonable notice as determined by the Administrator, to exercise any unexercised portions of the Award, whether or not they had previously become exercisable.

                    A Substantial Corporate Change means:

                          the dissolution or liquidation of the Company,

                          merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation,

                          the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) owning 100% of the combined voting power of all classes of stock of the Company.

ELIGIBLE            Eligible Subsidiary means each of the Company's
SUBSIDIARY          Subsidiaries, except as the Administrator otherwise
                    specifies. For ISO grants, Subsidiary means any corporation
                    (other than the Company) in an unbroken chain of corporations including the Company if, at the time an ISO is granted to a Participant under the Plan, each corporation (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in another corporation in such chain. For ISO purposes, Subsidiary also includes a single-member limited liability company included within the chain described in the preceding sentence. For NQSOs, the Administrator may use a different definition of Subsidiary in its discretion and may include other forms of entity at the same level of equity relationship (or such other level as the Board or the Administrator specifies).

LEGAL               The Company will not issue any shares of Common Stock under
COMPLIANCE          an Award until all applicable requirements imposed by
                    Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges, have been fully met. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares, including compliance with any Company black-out periods or trading restrictions. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by Federal or state laws.

                    The Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all regulations and rules the Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted and exercised, only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any Awards will be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

PURCHASE FOR        Unless a registration statement under the Securities Act
INVESTMENT          covers the shares of Common Stock a Participant receives
AND OTHER           upon exercise of his Award, the Administrator may require,
RESTRICTIONS        at the time of such exercise or receipt of a grant, that
                    the Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares are registered under the Securities Act, the Participant must acknowledge:

                          that the shares purchased on exercise of the Award are not so registered,

                          that the Participant may not sell or otherwise transfer the shares unless:

                                 the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act, and such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable Federal and state securities laws, rules, and regulations.

                    Additionally, the Common Stock, when issued upon the exercise of an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company's articles or certificate of incorporation, by-laws, or generally applicable shareholders' agreements.

                    The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

TAX                 The Participant must satisfy all applicable Federal, state,
WITHHOLDING         and local income and employment tax withholding
                    requirements before the Company will deliver stock certificates or otherwise recognize ownership upon the exercise of an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from other compensation, the Participant must pay the Company, with a cashier's check or certified check, the full amounts required by withholding. Payment of withholding obligations is due before the Company issues shares with respect to the Award. If the Administrator so determines, the Participant may instead satisfy the minimum level of withholding obligations by directing the Company to retain shares from the Award exercise, by tendering previously owned shares, or by attesting to his ownership of shares (with the distribution of net shares).

TRANSFERS,          Unless the Administrator otherwise approves in advance in
ASSIGNMENTS,        writing for estate planning or other purposes, an Award may
AND PLEDGES         not be assigned, pledged, or otherwise transferred in any
                    way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 of the Exchange Act, the Participant may not transfer or pledge shares of Common Stock acquired under a Stock Grant or upon exercise of an Option until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its discretion, expressly provide that a Participant may transfer his Award without receiving consideration to (i) members of his immediate family (children, grandchildren, or spouse); (ii) trusts for the benefit of such family members; or (iii) partnerships where the only partners are such family members.

AMENDMENT OR        The Board may amend, suspend, or terminate the Plan at any
TERMINATION OF      time, without the consent of the Participants or their
PLAN AND AWARDS     beneficiaries; provided however, that no amendment will
                    deprive any Participant or beneficiary of any previously declared Award. Except as required by law or by the Adjustments upon Changes in Capital Stock section, the Board may not, without the Participant's or beneficiary's consent, modify the terms and conditions of an Award so as to adversely affect the Participant. No amendment, suspension, or termination of the Plan will, without the Participant's or beneficiary's consent, terminate or adversely affect any right or obligations under any outstanding Awards.

PRIVILEGES          No Participant and no beneficiary or other person claiming
OF STOCK            under or through such Participant will have any right,
OWNERSHIP           title, or interest in or to any shares of Common Stock
                    allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock if any, already issued to such Participant.

EFFECT ON           Whether exercising or receiving an Award causes the
OTHER PLANS         Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

LIMITATIONS         Notwithstanding any other provisions of the Plan, no
ON LIABILITY        individual acting as an agent of the Company shall be
                    liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense
                    (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Administrator's approval) arising out of any act or omission to act concerning this Plan unless arising out of such person's own fraud or bad faith.

NO EMPLOYMENT       Nothing contained in this Plan constitutes an employment
CONTRACT            contract between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company's employ, nor does it enlarge or diminish the Company's right to end the Participant's employment or other relationship with the Company.

APPLICABLE          The laws of the State of Wisconsin (other than its choice
LAW                 of law provisions) govern this Plan and its interpretation.

DURATION            Unless the Board extends the Plan's term, the Administrator
OF PLAN             may not grant Awards after June 11, 2012. The Plan will
                    then terminate but will continue to govern unexercised and unexpired Awards.

                                   Proxy Card

                             SCHOOL SPECIALTY, INC.

           This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned appoints David J. Vander Zanden and Mary M. Kabacinski, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of School Specialty, Inc. held of record by the undersigned on July 8, 2002 at the 2002 Annual Meeting of Shareholders of School Specialty, Inc. to be held on August 27, 2002 and at any adjournment or postponement thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this proxy will be voted "FOR" the election of each of the individuals nominated to serve as Class I directors, "FOR" approval of the 2002 Stock Incentive Plan and "FOR" the ratification of the independent auditors.





                                   (Continued and to be signed on reverse side.)

                         Annual Meeting of Shareholders
                             School Specialty, Inc.
                                 August 27, 2002

                            PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call, toll-free, 1-800 PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

YOUR CONTROL NUMBER IS
                        ________________________

________________________________________________________________________________

|X| Please mark your votes as in this example.

1.   ELECTION OF DIRECTORS:
     (To serve until the 2005    [ ]  FOR all nominees      [ ] WITHHOLD AUTHORITY        Nominees:
     Annual Meeting and until         listed to the right       to vote for all
     their successors are             (except as specified      nominees listed           1-Jonathan J. Ledecky
     elected and qualified)           below).                   to the right.             2-Jerome M. Pool

     Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) on the line provided below.

     ________________________________________

2.   APPROVE SCHOOL SPECIALTY'S 2002 STOCK INCENTIVE PLAN.

     [ ] FOR

     [ ] AGAINST

     [ ] ABSTAIN

3. RATIFY DELOITTE & TOUCHE LLP AS SCHOOL SPECIALTY'S INDEPENDENT AUDITORS FOR FISCAL 2003.

     [ ] FOR

     [ ] AGAINST

     [ ] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF).


     No. of Shares  _________

                                                     Date: ______________________________, 2002
     Check appropriate box

     Indicate changes below:                         ________________________________________________________
                                                                         (Signature of Shareholder)
     Address Change?  [ ]  Name Change?  [ ]
                                                     ________________________________________________________
                                                              (Signature of Shareholder - if held jointly)

                                                     Please sign exactly as name appears hereon. When shares
                                                     are held by joint tenants, both should sign. When
                                                     signing as attorney, executor, administrator, trustee
                                                     or guardian, please give full title as such. If a
                                                     corporation, please sign in full corporate name by
                                                     President or other authorized officer. If a
                                                     partnership, please sign in partnership name by
                                                     authorized person.